Exhibit 99.1

News Release – April 28, 2016

CubeSmart Reports First Quarter 2016 Results:

FFO Per Share Grows 14.3%; Same-Store NOI Increases 12.9%

MALVERN, PA -- (Marketwired) – April 28,  2016 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three months ended March 31, 2016.

“Our first quarter performance speaks to the continued fundamental strength of the storage business and our operating platform’s ability to generate strong financial results during what is considered a seasonally slow period of the year,” commented President and Chief Executive Officer Christopher P. Marr. “As we head into the busy rental season, we are focused on delivering strong property level results while pursuing external growth opportunities that create attractive long-term shareholder value.”

Key Highlights for the Quarter

•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.32, representing a year-over-year increase of 14.3%.
•	Increased same-store (407 facilities) net operating income (“NOI”) 12.9% year over year, driven by 8.4% revenue growth and a 1.0% decrease in property operating expenses.
•	Same-store occupancy averaged 91.9% during the quarter, ending the quarter with same-store occupancy of 92.3%, a 130 basis point increase year over year.
•	Closed on nine facility acquisitions totaling $135.9 million.
•	Opened for operation one joint venture development property for a total investment of $31.8 million.
•	Acquired one property upon completion of construction and issuance of certificate of occupancy (“C/O”) for $48.5 million.

Funds from Operations

FFO, as adjusted, was $58.2 million for the first quarter of 2016, compared with $46.8 million for the first quarter of 2015. FFO per share, as adjusted, increased 14.3% to $0.32 for the first quarter of 2016, compared with $0.28 for the same period last year.

Investment Activity

Acquisition Activity

The Company acquired nine properties for $135.9 million during the three months ended March 31, 2016. These acquisitions are located in Texas (4), Florida (3), Connecticuit (1), and Washington, D.C. (1). Subsequent to March 31, 2016, the Company acquired two facilities located in Colorado (1) and Texas (1) for $23.0 million. The Company has four additional properties under contract for $58.5 million.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage facilities in high-barrier-to-entry locations. These agreements are structured as either purchases at C/O or as joint venture developments. During the first quarter of 2016, the Company acquired a Brooklyn, New York property at C/O

First Quarter 2016	Page 1

for $48.5 million and opened for operation a joint venture development property in Queens, New York for a total investment of $31.8 million.

As of March 31, 2016, the Company had five facilities under contract to purchase at C/O for a total acquisition price of $64.2 million.  The properties are located in Texas (2), Illinois (2), and Florida (1). The purchase of these facilities is expected to occur at various times between the second quarter of 2016 and the first quarter of 2017. These acquisitions are subject to due diligence and other customary closing conditions, and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of March 31, 2016, the Company had four joint venture development properties and one wholly owned project under development. The Company anticipates investing a total of $206.6 million related to these projects and had invested $58.3 million of that total as of March 31, 2016. These facilities are located in New York (3), Washington, D.C. (1), and Florida (1). The five projects are expected to open at various times between the third quarter of 2016 and the second quarter of 2018.

Unconsolidated Joint Venture Activity

On December 8, 2015, HVP, an unconsolidated joint venture, was formed to acquire a 37 property portfolio for an aggregate purchase price of $242.5 million.  The venture closed on the acquisition of 30 of the properties in the fourth quarter of 2015 for $193.7 million, one of the properties during the first quarter of 2016 for $5.7 million, five of the properties subsequent to March 31, 2016 for $36.1 million, and expects to close on the remaining asset for $7.0 million during the second quarter of 2016.  The Company’s contribution to HVP related to this portfolio acquisition was $8.6 million as of March 31, 2016 and the total expected contribution for this portfolio after closing on the remaining assets is expected to be $10.5 million.

On March 30, 2016, HVP agreed to acquire a 31 property portfolio for an aggregate purchase price of $115.5 million. The facilities were previously managed by the Company and are located in South Carolina (21), Georgia (5), North Carolina (4), and Michigan (1).  As of March 31, 2016, HVP acquired 30 of the assets for $112.8 million and expects to close on the remaining asset during the second quarter for $2.7 million.  The Company’s contribution to HVP related to this portfolio acquisition was $5.3 million as of March 31, 2016 and the total expected contribution for this portfolio after closing on the remaining assets is expected to be $5.4 million.

Third-Party Management

As of March 31, 2016, the Company’s third-party management program included 252 facilities totaling 15.9 million square feet. During the quarter ended March 31, 2016, the Company added 28 properties to its third-party management program.

Same-Store Results

The Company’s same-store portfolio at March 31, 2016 included 407 facilities containing approximately 27.8 million rentable square feet, or approximately 88.7% of the aggregate rentable square feet of the Company’s 456 owned facilities.  These same-store facilities represented approximately 93.2% of property net operating income for the quarter ended March 31, 2016.

Same-store physical occupancy at period end for the first quarter of 2016 was 92.3%, compared with 91.0% for the same quarter of last year.  Same-store revenues for the first quarter of 2016 increased 8.4%, and same-store operating expenses decreased 1.0% from the same quarter in 2015. The decrease in operating expenses was

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primarily due to a relatively mild winter during the first quarter of 2016, resulting in lower utility and snow removal costs. Same-store net operating income increased 12.9%, as compared with the same period in 2015.

Operating Results

As of March 31, 2016, the Company’s total owned portfolio included 456 properties containing 31.4 million rentable square feet and had a physical occupancy of 90.3%.

Revenues increased $15.2 million and property operating expenses increased $2.8 million in the first quarter of 2016, as compared with the same period in 2015.  Increases in revenues were primarily attributable to increased net effective rents and occupancy levels in the same-store portfolio and revenues generated from property acquisitions. Increases in property operating expenses were primarily attributable to a $0.3 million decrease in same-store expenses offset by $3.1 million of increased expenses associated with newly acquired facilities.

Interest expense increased from $11.1 million during the three months ended March 31, 2015 to $12.1 million during the three months ended March 31, 2016, an increase of $1.0 million.  The increase is attributable to a higher amount of outstanding debt during the 2016 period. To fund a portion of the Company’s growth, the average debt balance during the three months ended March 31, 2016 increased approximately $116.0 million from the same period in 2015 from $1,175 million to $1,291 million.

The Company reported net income attributable to the Company’s common shareholders of $14.2 million, or $0.08 per common share, in the first quarter of 2016, compared with net income attributable to the Company’s common shareholders of $6.9 million, or $0.04 per common share, in the first quarter of 2015.

Financing Activity

During the quarter, the Company sold 2.0 million common shares of beneficial interest through its ATM program at an average sales price of $31.47 per share, resulting in net proceeds of $63.0 million, after deducting offering costs. As of March 31, 2016, the Company had 8.2 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On February 16, 2016, the Company declared a dividend of $0.21 per common share. The dividend was paid on April 15, 2016 to common shareholders of record on April 1, 2016.

Also on February 16, 2016, the Company declared a dividend of $0.484375 for the 7.75% Series A Cumulative Redeemable Preferred Shares. The dividend was paid on April 15, 2016 to holders of record on April 1, 2016.

2016 Financial Outlook

“Our solid first quarter performance supports increasing the midpoint of our full-year guidance ranges for same-store operating metrics and FFO per share,” commented Chief Financial Officer Tim Martin. “From a balance sheet perspective, we remain disciplined in our strategy to fund the Company’s external growth, utilizing a balance of cash flow, equity proceeds and unsecured borrowings in a manner consistent with our investment grade profile.”

The Company is adjusting its previously issued estimates as well as underlying assumptions, and now expects that its fully diluted FFO per share, as adjusted, for 2016 will be between $1.36 and $1.40 (previously between $1.35 and $1.40). The Company’s estimates are based on the following key operating assumptions:

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•	For 2016, a same-store pool consisting of 407 assets totaling 27.8 million square feet
•

Same-store net operating income (“NOI”) growth of 7.75% to 8.75% over 2015 (previously 7.5% to 8.5%), driven by revenue growth of 6.25% to 7.0% (previously 6.0% to 7.0%) and expense growth of 2.5% to 3.5% (previously 3.0% to 4.0%)

•	General and administrative expenses of approximately $30.0 million to $31.0 million

Key investment and financing assumptions include:

•	Impact of development activity:
o	Four new facilities opened in 2015 for a total investment of $65.1 million.
o	Four new joint venture development facilities are expected to open in 2016 for a total investment of $98.6 million, of which one property opened in the first quarter for $31.8 million.
o	Three new facilities are expected to be acquired at C/O in 2016 for a total investment of $69.4 million, of which one property was acquired at C/O in the first quarter for $48.5 million.
o	Approximately $0.03 per share of dilution in 2016 related to development activity.
•	Impact of acquisition activity:
o	Acquired nine facilities for $135.9 million during the first quarter and two additional properties were acquired subsequent to quarter-end for $23.0 million.
•	Impact of financing activity:
o

Funding 2016 debt maturities and our acquisition and development commitments with long-term capital, with specific impact to 2016 earnings dependent upon the amount, timing, cost and form of capital we raise.

Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity not contemplated above, is excluded from guidance.  For 2016, the Company is targeting $250 million to $300 million of acquisitions (previously $200 million to $250 million), excluding contracts related to joint venture development or purchase at completion of construction and issuance of C/O investments discussed above.

2016 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.42	to	$0.46
Plus: real estate depreciation and amortization	0.94		0.94
FFO per diluted share, as adjusted	$1.36	to	$1.40

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending June 30, 2016 will be between $0.34 and $0.35, and that its fully diluted earnings per share for the period will be between $0.10 and $0.11.

2nd Quarter 2016 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.10	to	$0.11
Plus: real estate depreciation and amortization	0.24		0.24
FFO per diluted share, as adjusted	$0.34	to	$0.35

First Quarter 2016	Page 4

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, April 29, 2016 to discuss financial results for the three months ended March 31, 2016.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10083873.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, or 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through May 29, 2016.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10083873.

Supplemental operating and financial data as of March 31, 2016 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2016 Self-Storage Almanac, CubeSmart is one of the top four owners and operators of self-storage facilities in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities

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determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its facilities, and for all of its facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual

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Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•risks of investing through joint ventures;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

First Quarter 2016	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31,	December 31,
	2016	2015
	(unaudited)
ASSETS
Storage facilities	$3,679,665	$3,467,032
Less: Accumulated depreciation	(622,824)	(594,049)
Storage facilities, net (including VIE assets of $169,141 and $136,274, respectively)	3,056,841	2,872,983
Cash and cash equivalents	2,754	62,869
Restricted cash	2,652	24,600
Loan procurement costs, net of amortization	2,637	2,800
Investment in real estate ventures, at equity	100,477	97,281
Other assets, net	41,326	43,631
Total assets	$3,206,687	$3,104,164

LIABILITIES AND EQUITY
Unsecured senior notes, net	$742,153	$741,904
Revolving credit facility	54,300	—
Unsecured term loans, net	398,325	398,183
Mortgage loans and notes payable, net	101,716	111,455
Accounts payable, accrued expenses and other liabilities	96,245	85,034
Distributions payable	39,210	38,685
Deferred revenue	18,673	17,519
Security deposits	397	403
Total liabilities	1,451,019	1,393,183

Noncontrolling interests in the Operating Partnership	71,916	66,128

Commitments and contingencies

Equity
7.75% Series A Preferred shares $.01 par value, 3,220,000 shares authorized, 3,100,000 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	31	31
Common shares $.01 par value, 400,000,000 shares authorized, 177,126,709 and 174,667,870 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	1,771	1,747
Additional paid-in capital	2,299,527	2,231,181
Accumulated other comprehensive loss	(5,302)	(4,978)
Accumulated deficit	(613,734)	(584,654)
Total CubeSmart shareholders’ equity	1,682,293	1,643,327
Noncontrolling interests in subsidiaries	1,459	1,526
Total equity	1,683,752	1,644,853
Total liabilities and equity	$3,206,687	$3,104,164

First Quarter 2016	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015

REVENUES
Rental income	$104,997	$91,556
Other property related income	11,763	10,543
Property management fee income	2,111	1,589
Total revenues	118,871	103,688
OPERATING EXPENSES
Property operating expenses	40,219	37,431
Depreciation and amortization	39,356	37,895
General and administrative	8,228	7,173
Acquisition related costs	2,342	510
Total operating expenses	90,145	83,009
OPERATING INCOME	28,726	20,679
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(12,084)	(11,057)
Loan procurement amortization expense	(605)	(546)
Equity in losses of real estate ventures	(512)	(238)
Other	330	(316)
Total other expense	(12,871)	(12,157)
NET INCOME	15,855	8,522
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(172)	(91)
Noncontrolling interest in subsidiaries	67	3
NET INCOME ATTRIBUTABLE TO THE COMPANY	15,750	8,434
Distribution to preferred shareholders	(1,502)	(1,502)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$14,248	$6,932

Basic earnings per share attributable to common shareholders	$0.08	$0.04
Diluted earnings per share attributable to common shareholders	$0.08	$0.04

Weighted-average basic shares outstanding	175,798	165,502
Weighted-average diluted shares outstanding	177,261	167,165

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Same-Store Facility Results (407 facilities)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended
	March 31,		Percent
	2016	2015	Change

REVENUES
Net rental income	$96,568	$88,941	8.6%
Other property related income	10,073	9,475	6.3%
Total revenues	106,641	98,416	8.4%

OPERATING EXPENSES
Property taxes	11,021	10,630	3.7%
Personnel expense	9,213	9,169	0.5%
Advertising	1,372	1,396	(1.7)%
Repair and maintenance	1,110	1,030	7.8%
Utilities	3,559	3,790	(6.1)%
Property insurance	896	935	(4.2)%
Other expenses	4,647	5,185	(10.4)%

Total operating expenses	31,818	32,135	(1.0)%

Net operating income (1)	$74,823	$66,281	12.9%

Gross margin	70.2%	67.3%

Period end occupancy (2)	92.3%	91.0%

Period average occupancy (3)	91.9%	90.4%

Total rentable square feet	27,812

Realized annual rent per occupied square foot (4)	$15.11	$14.15	6.8%

Scheduled annual rent per square foot (5)	$16.04	$15.28	5.0%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$74,823	$66,281
Non same-store net operating income (1)	5,476	1,634
Indirect property overhead (6)	(1,647)	(1,658)
Depreciation and amortization	(39,356)	(37,895)
General and administrative expense	(8,228)	(7,173)
Acquisition related costs	(2,342)	(510)

Operating Income	$28,726	$20,679

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at March 31 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)Includes property management income earned in conjunction with managed properties.

First Quarter 2016	Page 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015

Net income attributable to common shareholders	$14,248	$6,932

Add (deduct):
Real estate depreciation and amortization:
Real property	38,899	37,464
Company's share of unconsolidated real estate ventures	2,391	1,776
Noncontrolling interests in the Operating Partnership	172	91

FFO attributable to common shareholders and OP unitholders	$55,710	$46,263

Add:
Acquisition related costs (1)	2,478	510

FFO attributable to common shareholders and OP unitholders, as adjusted	$58,188	$46,773

Earnings per share attributable to common shareholders - basic	$0.08	$0.04
Earnings per share attributable to common shareholders - fully diluted	$0.08	$0.04
FFO per share and unit - fully diluted	$0.31	$0.27
FFO, as adjusted per share and unit - fully diluted	$0.32	$0.28

Weighted-average basic shares outstanding	175,798	165,502
Weighted-average diluted shares outstanding	177,261	167,165
Weighted-average diluted shares and units outstanding	179,421	169,421

Dividend per common share and unit	$0.21	$0.16
Payout ratio of FFO, as adjusted	65.6%	57.1%

(1)	Quarter ended March 31, 2016 includes $0.1 million of acquisition related costs that are included in the Company’s share of equity in losses of real estate ventures.

First Quarter 2016	Page 11